Exhibit 10.3

Free English translation – for information purposes

Free Translation

This English version of the May 2014 Stock Option Plan of MDxHealth SA is a free translation of the original French version. In case of discrepancies between the original French version and this English version, the original French version shall prevail.

MAY 2014 STOCK OPTION PLAN

MDxHealth SA

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Article 1 - PURPOSE OF THE PLAN

This May 2014 Stock Option Plan (the “Plan”) describes the general conditions of the Stock Options that the Company issued to the Selected Participants.

The aim of the Plan is to realize the following corporate and human resources goals:

(i)	to encourage and motivate the Selected Participants;

(ii)	to enable the Company and its Subsidiaries to attract and retain directors, employees and consultants with the required experience and skills;

(iii)	to link the interests of the Selected Participants closer to the interests of the shareholders of the Company by giving them the opportunity to share in the increase of the value of the Company.

Article 2 -DEFINITIONS AND INTERPRETATION

The following terms shall have the following meaning for the purpose of the Plan:

Beneficiary	With respect to a natural person, a person validly designated by the Selected Participant, being either his/her spouse or legal heirs, in order to exercise the rights of the Selected Participant under the Plan after the death of the Selected Participant. Designation, revocation and re-designation of a Beneficiary must be done in writing in accordance with the applicable law. In the absence of any valid designation, the heirs of the Selected Participant in accordance with the applicable law of inheritance shall be deemed to be the Beneficiary. In the event that there are several heirs, all heirs acting jointly or one person designated by all heirs acting jointly shall be deemed to be the Beneficiary;

Board of Directors	The board of directors of the Company;

Company	MDxHealth SA, a company established under Belgian law, having its registered office at Rue d’Abhooz 31 - Cap Business Center, 4040 Herstal, Belgium, registered with the register of legal persons under number 0479.292.440;

Consultant	Any person or legal entity that is not an employee of the Company or a Subsidiary and that is performing services for the Company or a Subsidiary;

Control	The possibility de facto or de jure to exercise a decisive influence over the appointment of the majority of the members of the Board of Directors or the general orientation of the Company, as determined in Article 5 and following of the Belgian Company Code;

Date of Grant	The date on which the offer of the Stock Options to a Selected Participant is made;

Date of Issuance	The date on which the Stock Options will be issued, i.e. May 30, 2014; or in case of absence of the required quorum at such meeting, June 23, 2014;

Date of Termination of the director’s mandate, the employment or consultancy agreement	The effective date of termination of the director’s mandate, the employment agreement, or as applicable, the consultancy agreement for whatever reason, with the exception of a termination of a consultancy agreement immediately followed by the signing of an employment or a new consultancy agreement with the Company or a Subsidiary, a termination of an employment agreement immediately followed by the signing of a new employment or consultancy agreement with the Company or a Subsidiary, and the termination of a director’s mandate immediately followed by the reappointment of such director as Director the Company or a Subsidiary;

Director	A member of the board of directors of the Company or a Subsidiary;

Employee	An individual having an employment agreement of an indefinite term with the Company or a Subsidiary;

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Executive	Any person responsible for the general management of the Company within the meaning of Article 96, §3, 11° of the Belgian Company Code;

Exercise Period	The period during which the Selected Participant can exercise the Stock Options granted to him/her, provided and to the extent that the Stock Options are exercisable in accordance with the conditions set forth in the Plan and in any other arrangement that may exist between the Selected Participant and the Company;

Exercise Price	The price at which each Share subject to a Stock Option may be acquired/subscribed to upon the exercise of that Stock Option;

Extraordinary General Shareholders Meeting	The extraordinary general shareholders’ meeting held before a notary public at the occasion of which the Stock Options are issued by the Company;

Notification	A letter sent to the official domicile or registered office of the addressee by means of (i) a courier with notice of receipt or (ii) a registered letter. The date of the Notification is: (i) the date of signing for receipt or, in the absence thereof, (ii) the postmarked date of the registered letter;

Plan	The present May 2014 Stock Option Plan;

Selected Consultant(s)	Consultant(s) selected to accept Stock Options under this Plan;

Selected Director(s)	Director(s) selected to accept Stock Options under this Plan;

Selected Employee(s)	Employee(s) selected to accept Stock Options under this Plan;

Selected Participant(s)	The Selected Directors, the Selected Employees and/or Selected Consultants to take up Stock Options under this Plan, it being understood that the Stock Options issued under this Plan shall mainly be offered to Selected Employees;

Shares	The shares of the Company having the same rights and advantages as the existing ordinary shares of the Company;

Stock Option	A warrant issued by the Company entitling the Selected Participant to acquire/subscribe to a Share pursuant to the Plan during a certain period at a certain price;

Stock Option Price	The price, if any, which the Selected Participant owes to the Company for the acquisition of the Stock Option itself;

Subsidiary	Any company or organization which is directly or indirectly under the Control of the Company;

Take-Over	The official notification by the FSMA of a take-over bid within the meaning of Article 3 § 1, 1° of the Act of April 1st, 2007 on takeover bids (or within the meaning of any other subsequent legislation replacing, amending or completing the foregoing);

Transfer – Transferring	Any transaction under living persons which has as its purpose the sale, purchase, granting or taking of options, exchange, waiver, contribution to a company, transfer in any manner whether or not for consideration, the giving of payment or pledge, or the acceptance of payment or pledge, or generally any agreement which has as its object an immediate or future transfer of title;

Vested Stock Options	Stock Options that have become definitely acquired by the Selected Participant in accordance with the conditions set forth in the Plan, without prejudice to the possibility that the Stock Options become void in cases where they are not exercised or can no longer be exercised pursuant to certain conditions.

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Except insofar as the context otherwise requires, (i) words denoting the singular shall include the plural and vice versa and (ii) words denoting the masculine gender shall include the feminine gender and vice versa.

Article 3 -TYPE AND NUMBER OF STOCK OPTIONS

3.1	The total number of Stock Options issued under the Plan is 1,500,000 (one million five hundred thousand).

3.2	Each Stock Option shall entitle a Selected Participant to acquire one (1) Share.

The new Shares issued at the occasion of the exercise of the Stock Options shall have the same rights and benefits as, and rank pari passu in all respects with, the existing and outstanding Shares of the Company at the time of their issuance, and will be entitled to distributions in respect of which the relevant record date or due date falls on or after the date of issue of the Shares.

A new Share shall represent the same fraction of the capital of the Company as the other outstanding Shares of the Company.

Article 4 -ADMINISTRATION

The Board of Directors shall administer the Plan. The Board of Directors shall have the possibility to delegate its powers or certain of its powers to certain persons of the management and/or to certain committees that may be established by the Board of Directors, in compliance with the Belgian Company Code and the Company’s Charter of Corporate Governance.

Subject to the provisions of the Plan and in as far as the decisions are in line with the purpose of the Plan, the Board of Directors is entitled to determine, define and interpret all rules, regulations or other measures required or desirable for the administration of the Plan.

Article 5 -CONDITIONS OF THE STOCK OPTIONS

5.1	Stock Option Price

Except where the Board of Director decides otherwise, on a one to one basis, the Selected Participant shall owe no Stock Option Price to the Company upon subscription to, or acceptance of, the Stock Options.

5.2	Exercise Price

The Exercice Price of a Stock Option shall be determined by the Board of Directors of the Company on the Date of the Grant thereof. For each Selected Participant, the Exercise Price shall never be less than the fractional value of the Shares. For each Selected Participant who is not a Selected Employee, the Exercise Price shall not be lower than the higher of (i) the average price of the Shares on Euronext Brussels during the period of 30 days preceding the Date of Issuance and (ii) the average price of the Shares on Euronext Brussels during the period of 30 days preceding the Date of Grant of the Stock Options. For each Selected Participant who is a Selected Employee, the Exercise Price shall not be lower than the lower of (i) the price of the Shares on Euronext Brussels on the day prior to the Date of Grant and (ii) the average price of the Shares on Euronext Brussels during the period of 30 days preceding the Date of Grant.

Upon exercise of a Stock Option, the Exercise Price must be booked as capital up to an amount equal to the fractional value of the existing shares of the Company. The remainder must be booked as an issuance premium, that shall represent, to the same extent as the capital, a guarantee for third parties, and shall be booked on an unavailable account that can only be decreased or booked away by a decision of the general shareholders’ meeting deciding in the same way as for a modification of the bylaws.

5.3	Term (duration) of the Stock Options

The duration of a Stock Option shall be ten (10) years as of their Date of Issuance. However, the Board of Directors shall have the right to shorten this term.

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5.4	Registered nature

The Stock Options are and shall remain registered, and shall be entered in the register of warrant holders that shall be held at the registered office of the Company. The Stock Options may not be converted into bearer Stock Options. The Company shall deliver to each Selected Participant and Beneficiary, free of charge, a certificate confirming that he/she is duly registered in the register of warrant holders as owner of the Stock Options held by him/her.

5.5	Rights as a shareholder

The Selected Participant (in his/her capacity as holder of a Stock Option) is not a shareholder of the Company, nor shall he/she have any rights or privileges, which as a rule belong to a shareholder of the Company, as long as the Stock Options have not been exercised.

Article 6 -TRANSFER OF THE STOCK OPTIONS

6.1	Decease

In case the holder of a Stock Option is a natural person, the following will apply: in the event of the decease of a Selected Participant, all Stock Options (including the Vested Stock Options at the time of decease) shall be transferred to the Beneficiary of the Selected Participant and shall be (or remain as far as the Vested Stock Options are concerned) exercisable at the time and under the terms established in this Plan.

6.2	Transferability of the Stock Options

Except for the transfer contemplated under Article 6.1 above and except if the Board of Directors were to allow a transfer of the Stock Options, the Stock Options cannot be Transferred by a Selected Participant once they have been granted to a Selected Participant.

Article 7 -EXERCISE OF THE STOCK OPTIONS

Stock Options can only be exercised during an Exercise Period (as specified in Article 7.2 below) provided and to the extent that they have become Vested Stock Options and have become exercisable (in accordance with Article 7.1 below) prior to or during a certain Exercise Period.

7.1	Vesting and exercisability of the Stock Options

The vesting schedule of a Stock Option, i.e. the dates and conditions upon which it shall become a Vested Stock Option, shall be as set forth in this Plan, except where, for Stock Options granted to Selected Participants in any capacity other than the capacity of Selected Directors, the Board of Directors determines otherwise and, for Stock Options granted to Selected Participants in their capacity of Selected Directors, the general shareholders’ meeting determines otherwise.

7.1.1	General vesting mechanism of the Stock Options

Unless otherwise determined by the Board of Directors, the Stock Options subscribed to by a Selected Participant in any capacity other than the capacity of Selected Director shall vest, i.e. become Vested Stock Options, in installments of twenty-five percent (25%) per year during a period of four (4) years as of the Date of Grant, as follows:

●	during the second year from the Date of Grant: maximum 25%, i.e. maximum 50% in total over the first two years after the Date of Grant;

●	during the third year from the Date of Grant: maximum 25%, i.e. maximum 75% in total over the first three years after the Date of Grant;

●	as from the fourth year from the Date of Grant: 25%, i.e. maximum 100% in total over the first four years after the Date of Grant.

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During the second, the third, and the fourth years after the date of Grant, the Stock Options subscribed to by a Selected Participant in any capacity other than that of non-Executive Selected Director shall vest on a quarterly basis, i.e. for an amount that bears the same proportion to the maximum amount of Stock Options that can vest during that period as the number of (full) quarters that have passed during said given period bears to the total number of quarters of that period. For example, one year and seven months after the Date of Grant, a maximum of 37.5% of the Stock Options granted to a Selected Participant could be Vested Stock Options.

Except where the general shareholders’ meeting decides otherwise, at each of the annual shareholders’ meeting of respectively 2015 and 2016, 10,000 Stock Options will be offered to each person or entity who will be a non-Executive Director of the Company on the date of such meeting. At the annual shareholders’ meeting of 2014, an additionnal (i.e. on top of the stock options offered on the basis of the May 2012 Stock Option Plan) 4,000 Stock Options will be offered to each person or entity who will be a non-Executive Director of the Company on the date of such meeting. The Stock Options granted to a non-Executive Director shall all vest, i.e. become Vested Stock Options, on the date of the annual shareholders’ meeting that takes place in the calendar year following the calendar year where the Stock Options were granted, provided that on the date preceding the date of the former annual shareholders’ meeting the mandate of such non-Executive Director has not terminated (without prejudice to section 7.1.3 of the Plan).

Notwithstanding the foregoing, all Stock Options subscribed for by a Selected Participant shall automatically vest (if not yet vested) and become Vested Stock Options in the event of a Take-Over.

7.1.2	Exercisability of the Stock Options

The Selected Participants are allowed to exercise any Vested Stock Options during any Exercise Period as of and from, (i) with respect to Selected Participants qualifying as Executives or Directors, the third anniversary of the Date of Grant (the start of the fourth year) and (ii) with respect to Selected Participants not qualifying as Executives or Directors, the moment where such Stock Options became Vested Stock Options. The rules set forth in section 7.1.3. below however prevail over the rules set forth in this section 7.1.2.

7.1.3	Consequences of termination of a director’s mandate, an employment agreement or a consultancy agreement

Without prejudice to the provisions of the following paragraphs and unless otherwise determined by the Board of Directors or the Chief Executive Officer (Managing Director) of the Company, when (i) with respect to Directors, the director’s mandate of a Selected Director is terminated for other reasons than for breach of his duties as a Director, (ii) with respect to Employees, the employment agreement of a Selected Employee is terminated for other reason than for serious cause, or (iii) with respect to Consultants, the consultancy agreement of the Selected Consultant is terminated for other reasons than breach of said agreement, in each such case the Selected Participant may exercise all his Stock Options that have become Vested Stock Options at the Date of Termination of the director’s mandate, the employment agreement or, as applicable, the consultancy agreement, at the times and in accordance with the conditions set forth in the Plan, (i) with respect to Selected Participants qualifying as Executives or Directors, within a period starting as set forth in section 7.1.2. and expiring on the later of (a) the fourth anniversary of the Date of Grant and (b) one year as from the Date of Termination of the director’s mandate, the employment agreement or, as applicable, the consultancy agreement, and (ii) with respect to Selected Participants not qualifying as Executives or Directors, within a period of one year as from the Date of Termination of the employment agreement or, as applicable, the consultancy agreement.

The Vested Stock Options that are not exercised within the period referred to in the previous paragraph shall automatically lapse and become null and void. The Stock Options that have not become Vested Stock Options at the Date of Termination of the director’s mandate, the employment agreement or, as applicable, the consultancy agreement automatically lapse and become null and void.

Upon termination of a Selected Director’s mandate for breach of his duties as a Director, a Selected Employee’s employment agreement for serious cause or, a Selected Consultant’s consultancy agreement for breach of said agreement, all Stock Options shall, unless determined otherwise by the Board of Directors, whether vested or not, automatically become definitely unexercisable as from the Date of Termination of the Director’s mandate, the employment agreement or as applicable, the consultancy agreement.

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7.1.4	Consequences of legal retirement, disability or serious disease

In case the holder of a Stock Option is a natural person, the following will apply: in the event of termination of the director’s mandate, the employment agreement, or as applicable, the consultancy agreement of the Selected Participant as a consequence of legal retirement, disability or serious disease, the (at that time) Vested Stock Options shall remain exercisable for the remaining term of the Stock Options pursuant to the terms and conditions set forth in the Plan.

7.2	Exercise Period

Vested Stock Options can only be exercised during the following periods: during the term of the Stock Options, between March 1 and March 31 and between September 1 and September 30. Each Exercise Period shall close on the last banking day of the particular Exercise Period.

The Board of Directors may, however, in its absolute discretion, provide for additional Exercise Periods and do so notably in case of a Take-Over (i.e. in case all Stock Options automatically vest in accordance with 7.1.1 in fine above).

7.3	Partial exercise

A Selected Participant may exercise all or part of his/her Vested Stock Options. However, it is not possible to exercise a Stock Option with respect to fractions of Shares.

7.4	Exercise procedure

A Stock Option shall be deemed to have been exercised upon receipt by the Company, at the latest on the last banking day of the Exercise Period, of:

(i)	A Notification signed by the Selected Participant and stating that a Stock Option or a specified number of Stock Options is exercised.

(ii)	Evidence of complete payment of the Exercise Price, within thirty (30) calendar days following the last banking day of the Exercise Period in which the Stock Options were exercised, for the number of Shares as indicated in the Notification provided sub (i), by bank transfer to a blocked account of the Company whose number is communicated by the Company.

(iii)	In the event that a Stock Option is exercised by a person or persons other than the Selected Participant, suitable proof of the right of this person or these persons to exercise the Stock Option.

(iv)	Any and all statements and documents, which the Board of Directors deems desirable or necessary in order to comply with all applicable legal and regulatory provisions, and the submission of which the Board of Directors consequently requests.

7.5	Conditions for the issuance of Shares

7.5.1	The Company shall only be obliged to issue the Shares as a result of the exercise of the Stock Options, by registration in the Company’s share register or any other manner prescribed by the Belgian Company Code, after all of the preceding conditions set forth in Article 7.4 have been fulfilled and following the completion of the capital increase mentioned below.

7.5.2	The Board of Directors, or two members thereof, shall, in accordance with Article 591 of the Company Code (or any other provision having the same purport), have the capital increase, resulting from the exercise of the Stock Options, and the fully paid in Shares thus subscribed for, acted before a notary public within 60 days after the closing of the Exercise Period in which the Stock Options were exercised.

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7.5.3	If the Company is at that time listed on a regulated or public market, the Company shall make application to the stock exchange in question for such Shares to be admitted for listing.

7.5.4	The Company may at its discretion postpone the delivery of the Shares, if this is necessary in order to comply with the applicable regulations or provisions of whatever nature, including but not limited to public offer, registration and other obligations with respect to the Shares of the Company, as the Company deems appropriate.

Article 8 -CHANGE IN THE CAPITAL STRUCTURE OF THE COMPANY – EXERCISE OF THE STOCK OPTIONS BY VIRTUE OF LAW

8.1	Change in the capital structure of the Company

Contrary to Article 501 of the Belgian Company Code, the Company explicitly reserves the right to take all possible decisions and to enter into all possible transactions that may have an impact on its capital, on the distribution of profits or on the distribution of liquidation proceeds or that may otherwise affect the rights of the Selected Participants.

Should the rights of the Selected Participant be affected by such decision or transaction, then the Selected Participant shall not be entitled to a change of the Exercise Price, a change of the exercise conditions or any other form of (financial or other) compensation, unless such a decision or transaction would have as its main purpose to prejudice the rights of the holders of the Stock Options.

In case of a merger, de-merger or stock split of the Company, the rights of the outstanding Stock Options and/or Exercise Price of the Stock Options, shall be adapted in accordance with the conversion ratios applied on the occasion of the merger, de-merger or stock split to the other shareholders.

8.2	Exercise of the Stock Options by virtue of Law

If a Stock Option which is not exercisable or which cannot be exercised pursuant to the issuance conditions (as determined in this Plan) becomes prematurely exercisable on the basis of Article 501 of the Company Code and is also exercised pursuant to said Article, the Shares obtained by exercising the Stock Option shall not be transferable, unless explicitly agreed upon by the Board of Directors, until the time the underlying Stock Options would have become exercisable in accordance with the Plan.

Article 9 - MISCELLANEOUS

9.1	Taxes and Social Security

The Company or a Subsidiary shall be entitled, in accordance with the applicable law or practice, to withhold from any cash payment made to a Selected Participant, and/or the Selected Participant shall be obliged to pay to the Company or to a Subsidiary (if requested for by the Company or a Subsidiary), the amount of any tax and/or social security contributions, if any, attributable to or payable in connection with the grant, vesting or exercise of any Stock Options or attributable to or payable in connection with the delivery of the Shares.

The Company or a Subsidiary shall also be entitled, in accordance with the applicable law or practice, to make the necessary reporting, required as a result of the grant of Stock Options, their vesting, their exercisability or the delivery of the Shares.

9.2	Costs

Stamp duties and other similar duties or taxes levied upon exercise of the Stock Options and/or the delivery of the new Shares shall be borne by the Selected Participant.

Costs related to the capital increase that shall take place upon the exercise of the Stock Options shall be borne by the Company.

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9.3	Applicable law and Competent Courts

Belgian law governs the Plan. Disputes shall fall under the exclusive jurisdiction of the Courts of Liège.

Stock Options subscribed to in the framework of this Plan shall be governed by and construed in accordance with the Laws of Belgium.

9.4	Notifications

Each Notification to a Selected Participant shall be made to the address mentioned in the register of warrantholders. Each Notification to the Company, a Subsidiary or the Board of Directors shall be validly made to the address of the registered office of the Company. Address changes must be communicated in accordance with this provision.

9.5	Relation to employment or consultancy agreement

Notwithstanding any provision of the Plan, the rights and obligations of a Selected Participant as determined under the terms of his/her employment agreement, or as applicable, consultancy agreement with the Company or any Subsidiary shall not be affected by his/her participation in the Plan or by any right that he/she may have to participate therein. A Selected Participant who subscribes to Stock Options pursuant to the Plan shall have no rights to compensation or damages in consequence of the termination of his/her employment agreement or, as applicable, consultancy agreement with the Company or the Subsidiary for any reason whatsoever, insofar as those rights arise or may arise from the termination of the rights which he/she would have or of the claims which he/she could make relating to the exercise of the Stock Options under the Plan as a result of the termination of such employment agreement, or as applicable, consultancy agreement or from the loss or reduction in value of the rights or advantages.

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